Exhibit (a)(5)(R)

Employee Announcement from David P. Holveck

Dear Colleagues:

Today marks a major milestone for our companies and a significant step toward realizing our vision for the future. Endo has successfully completed its tender offer for Indevus stock, securing over 75 percent of Indevus shares. We are close to welcoming Indevus into the Endo family! We will purchase these shares this morning, and hope to close the acquisition of the entire company as soon as possible. The timing of the ultimate closing remains an open item, however.

This morning we announced that we will make available a subsequent offering period in an attempt to receive the remaining shares. The subsequent offering period will remain open for five business days until 5:00 p.m. this Friday, February 27. It is our goal to receive a total of 90 percent of the Indevus outstanding stock at that point, which will allow us to close our acquisition of the entire company the following week. In the meantime, we must remain focused on continuing to move forward with the integration of Indevus while also maintaining our commitment to our existing base business.

As I have stated previously, this transaction promises to expand our reach, development pipeline, revenue and our value to the healthcare system. By successfully and efficiently integrating Indevus into Endo, we will begin to become a company that delivers innovative, integrated solutions to meet the needs of patients, payers and providers.

There are many decisions to be made and tasks to be executed. And while the integration teams assigned to manage various aspects of the process are working diligently to make decisions, provide recommendations and clarify roles, each of us is responsible for contributing to a successful integration — whether we’re on a team, supporting a team or remaining focused on achieving our ’09 objectives.

The Integration Steering Committee and Executive Team are taking great care to continue to move quickly and efficiently but at the same time making decisions that are best for the future of our company.

We will be announcing additional transition details and decisions very soon. We will continue to communicate with you throughout this process. This means more than simply providing information, but also listening to your questions and ideas. Through forums such as company meetings, integration team activities, and the Q&A section on the integration website, we are committed to keeping the lines of communication open.

The talent and dedication of the people at Endo and Indevus are what have made both companies successful. As the transition continues, it will be important to remain focused on our current work so that we achieve our 2009 Business Objectives. I appreciate your efforts and continued involvement as we navigate this critical and exciting transition of our business.

Sincerely,

Dave Holveck

Important Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. Endo Pharmaceuticals Holdings Inc. (“Endo”) has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Indevus Pharmaceuticals, Inc. (“Indevus”) has filed a solicitation/recommendation statement with respect to the tender offer. Investors and Indevus shareholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and other offer documents) and the related solicitation/recommendation statement because they contain important information. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available at no charge on the Securities and Exchange Commission’s website at www.sec.gov. In addition, copies of these documents and other filings containing information about Indevus and the transaction can be obtained by all Indevus stockholders, without charge, by directing a request to Indevus Pharmaceuticals, Inc., Attention: General Counsel, 33 Hayden Avenue, Lexington, Massachusetts 02421-7966, by telephone at (781) 861-8444 or on Indevus’ website, www.indevus.com.